Langley Named to Old Point Financial Corporation's Board of Directors

February 12, 2015 Hampton, VA –                                                                                    Robert F. Shuford, Chairman, President and Chief Executive Officer of Old Point Financial Corporation (Nasdaq "OPOF") announced that Tom B. Langley has been appointed to Old Point Financial Corporation's Board of Directors.

Mr. Langley is the President of Langley and McDonald, which is a regional civil engineering firm for residential, commercial, institutional and industrial land development for both private and government clients. Mr. Langley earned his Bachelor of Science in civil engineering from North Carolina State University and his Master of Engineering from the University of Florida. He is also licensed in 8 Mid-Atlantic states and has expertise in riparian rights apportionment and waterfront designs.

Mr. Langley has served on Old Point National Bank's Southside Regional Board since 2003.  Additionally, he is active in various community organizations including Virginia Beach Vision and the Sertoma Club of Norfolk.

We feel that his organizational skills and business background make Mr. Langley a valuable asset as a director and we are proud to welcome Mr. Langley to Old Point Financial Corporation's Board of Directors.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757.251.2792.